Exhibit (c)(3)

Presentationto RHOSpecial Committee February 24, 2016

Notice to Recipient Confidential “Bank of America Merrill Lynch” is the marketing name for the global banking and global markets businesses of Bank of America Corporation. Lending, derivatives, and other commercial banking activities are performed globally by banking affiliates of Bank of America Corporation, including Bank of America, N.A., member FDIC. Securities, strategic advisory, and other investment banking activities are performed globally by investment banking affiliates of Bank of America Corporation (“Investment Banking Affiliates”), including, in the United States, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Merrill Lynch Professional Clearing Corp., which are both registered broker dealers and members of FINRA and SIPC, and, in other jurisdictions, by locally registered entities. Investment products offered by Investment Banking Affiliates: Are Not FDIC Insured * May Lose Value * Are Not Bank Guaranteed. These materials have been prepared by one or more subsidiaries of Bank of America Corporation for the client or potential client to whom such materials are directly addressed and delivered (“RHO” or the “Company”) in connection with an actual or potential mandate or engagement and may not be used or relied upon for any purpose other than as specifically contemplated by a written agreement with us. These materials are based on information provided by or on behalf of the Company and/or other potential transaction participants, from public sources or otherwise reviewed by us. We assume no responsibility for independent investigation or verification of such information (including, without limitation, data from third party suppliers) and have relied on such information being complete and accurate in all material respects. To the extent such information includes estimates and forecasts of future financial performance prepared by or reviewed with the managements of the Company and/or other potential transaction participants or obtained from public sources, we have assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such managements (or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates). No representation or warranty, express or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past, the present or the future. These materials were designed for use by specific persons familiar with the business and affairs of the Company and are being furnished and should be considered only in connection with other information, oral or written, being provided by us in connection herewith. These materials are not intended to provide the sole basis for evaluating, and should not be considered a recommendation with respect to, any transaction or other matter. These materials do not constitute an offer or solicitation to sell or purchase any securities and are not a commitment by Bank of America Corporation or any of its affiliates to provide or arrange any financing for any transaction or to purchase any security in connection therewith. These materials are for discussion purposes only and are subject to our review and assessment from a legal, compliance, accounting policy and risk perspective, as appropriate, following our discussion with the Company. We assume no obligation to update or otherwise revise these materials. These materials have not been prepared with a view toward public disclosure under applicable securities laws or otherwise, are intended for the benefit and use of the Company, and may not be reproduced, disseminated, quoted or referred to, in whole or in part, without our prior written consent. These materials may not reflect information known to other professionals in other business areas of Bank of America Corporation and its affiliates. Bank of America Corporation and its affiliates (collectively, the “BAC Group”) comprise a full service securities firm and commercial bank engaged in securities, commodities and derivatives trading, foreign exchange and other brokerage activities, and principal investing as well as providing investment, corporate and private banking, asset and investment management, financing and strategic advisory services and other commercial services and products to a wide range of corporations, governments and individuals, domestically and offshore, from which conflicting interests or duties, or a perception thereof, may arise. In the ordinary course of these activities, parts of the BAC Group at any time may invest on a principal basis or manage funds that invest, make or hold long or short positions, finance positions or trade or otherwise effect transactions, for their own accounts or the accounts of customers, in debt, equity or other securities or financial instruments (including derivatives, bank loans or other obligations) of the Company, potential counterparties or any other company that may be involved in a transaction. Products and services that may be referenced in the accompanying materials may be provided through one or more affiliates of Bank of America Corporation. We have adopted policies and guidelines designed to preserve the independence of our research analysts. The BAC Group prohibits employees from, directly or indirectly, offering a favorable research rating or specific price target, or offering to change a rating or price target to a subject company as consideration or inducement for the receipt of business or for compensation and the BAC Group prohibits research analysts from being directly compensated for involvement in investment banking transactions. The views expressed herein are the views solely of Global Corporate and Investment Banking, and no inference should be made that the views expressed represent the view of the firm’s research department. We are required to obtain, verify and record certain information that identifies the Company, which information includes the name and address of the Company and other information that will allow us to identify the Company in accordance, as applicable, with the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) and such other laws, rules and regulations as applicable within and outside the United States. We do not provide legal, compliance, tax or accounting advice. Accordingly, any statements contained herein as to tax matters were neither written nor intended by us to be used and cannot be used by any taxpayer for the purpose of avoiding tax penalties that may be imposed on such taxpayer. If any person uses or refers to any such tax statement in promoting, marketing or recommending a partnership or other entity, investment plan or arrangement to any taxpayer, then the statement expressed herein is being delivered to support the promotion or marketing of the transaction or matter addressed and the recipient should seek advice based on its particular circumstances from an independent tax advisor. Notwithstanding anything that may appear herein or in other materials to the contrary, the Company shall be permitted to disclose the tax treatment and tax structure of a transaction (including any materials, opinions or analyses relating to such tax treatment or tax structure, but without disclosure of identifying information or, except to the extent relating to such tax structure or tax treatment, any nonpublic commercial or financial information) on and after the earliest to occur of the date of (i) public announcement of discussions relating to such transaction, (ii) public announcement of such transaction or (iii) execution of a definitive agreement (with or without conditions) to enter into such transaction; provided, however, that if such transaction is not consummated for any reason, the provisions of this sentence shall cease to apply. Copyright 2015 Bank of America Corporation.

Presentation to RHO Special Committee Project Delta Table of Contents 1. 2. 3. Transaction Summary Public Market Overview Financial Analyses 1 4 6 12 Appendix

TransactionSummary

Process – Events and Milestones January 16, 2016 BOREAS submits $17.00 per share proposal for remaining shares of RHO  January 19, 2016 BOREAS makes public announcement of $17.00 per share cash proposal  February 4, 2016 Special Committee meeting to discuss RHO business plan and response to BOREAS’ $17.00 proposal  February 5, 2016 Special Committee rejects $17.00 proposal, but determines to proceed with further discussions with BOREAS  February 8, 2016 BOREAS submits a revised “final” proposal for $17.75, which the Special Committee rejects later that day but also allows for continued discussions with BOREAS  February 9, 2016 BOREAS submits a revised “best and final” proposal for $18.25 per share  BOREAS’ proposal includes a no-shop provision, a $40 million (~3.8% of equity value) break-up fee and a restriction on dividend payments by the Company (other than the special cash dividend (1) or other distribution contemplated in connection with the merger) Following negotiations, BOREAS agrees that closing would be conditioned on approval by the holders of a majority of the RHO shares not held by BOREAS and its affiliates (a “majority of the minority provision”)   Special Committee authorizes BofA Merrill Lynch to commence outbound calls on February 10, 2016  February 10, 2016 BofA Merrill Lynch commences outbound calls to potentially interested parties  February 11, 2016 RHO receives initial draft merger agreement (“Agreement”) from BOREAS  February 15 - 22, 2016 RHO and BOREAS exchange mark-ups to the Agreement  (1)Special cash dividend concept detailed in draft Agreement received February 11, 2016. 1 Events / Milestones Date

Summary of Selected Transaction Terms

Subject to Final Negotiation

Bank of America Merrill Lynch

Term	Description / Details
Structure:	▪ Acquisition of RHO by BOREAS via three steps, including merger of a wholly owned subsidiary of BOREAS with and into RHO
Consideration:	▪ $18.25 in cash for each outstanding share of RHO common stock, inclusive of per share closing dividend
Financing:	▪ BOREAS plans to fund transaction with available funds ▪ No financing condition
Certain Closing Conditions:	▪ RHO stockholder approval (including majority of the minority condition) ▪ No RHO material adverse effect ▪ Receipt of opinion regarding RHO REIT status by BOREAS
Deal Protections:	▪ No solicitation provision, subject to exercise of RHO Special Committee's fiduciary duties; RHO Special Committee may change its recommendation in connection with superior proposals or intervening events ▪ Reciprocal expense reimbursement up to $10 million in the event of termination of agreement for breach ▪ Termination fee of $40 million (3.8% of equity value) payable by RHO in certain circumstances, including if: ▪ RHO terminates agreement to enter into agreement providing superior proposal ▪ BOREAS terminates agreement for RHO Special Committee recommendation change ▪ Termination fee may in certain cases be net of expense reimbursement
Other:	▪ Voting and exchange agreements ▪ BOREAS may require that RHO undertake certain transactions, including asset sales, an exchange of common shares held by BOREAS for a new class of preferred shares, and a substantial pre-closing dividend, all subject to satisfaction or waiver of all closing conditions and subject to certain limitations
Outside Date:	▪ October 31, 2016

Source: Draft, dated February 22, 2016, of Merger Agreement.

2

Transaction Overview

Bank of America Merrill Lynch

Capitalization and Metrics				
All figures in millions, except per share amounts		01/15/16 Unaffected Closing Share Price	02/22/16 Closing Share Price	Transaction Consideration
Share Price		$13.49	$17.69	$18.25
x Fully Diluted Shares Outstanding		57.7	58.0	58.1
Equity Market Capitalization		**$778**	**$1,026**	**$1,060**
Revolving Credit Facility (as of 12/31/2015)		59	59	59
Term Loan (as of 12/31/2015)		285	285	285
Mortgage Debt (as of 12/31/2015) [1]		1,264	1,264	1,264
Total Debt		**$1,608**	**$1,608**	**$1,608**
5% Preferred OP units		$140	$140	$140
Total Implied Market Capitalization		**$2,527**	**$2,774**	**$2,808**
Cash and Cash Equivalents (as of 12/31/2015)		($8)	($8)	($8)
Non-OP Non-controlling Interests (as of 12/31/2015)		$14	$14	$14
Implied Total Enterprise Value ("TEV")		**$2,533**	**$2,780**	**$2,814**
Net Debt / TEV		*63.2%*	*57.6%*	*56.9%*
Net Debt + Preferred / TEV		*68.7%*	*62.6%*	*61.8%*
Net Debt / LTM Core EBITDA [2]	$171	*9.3x*	*9.3x*	*9.3x*
Selected Financial Metrics				
Implied Premiums / (Discounts)				
Premium / (Discount) to Current Stock Price (02/22/16)		*(23.7%)*	*0.0%*	*3.2%*
Premium / (Discount) to Unaffected Stock Price (1/15/16)	$13.49	*0.0%*	*31.1%*	*35.3%*
Premium / (Discount) to 52-Week High (03/24/2015) [3]	$19.95	*(32.4%)*	*(11.3%)*	*(8.5%)*
Premium / (Discount) to SNL Consensus NAV	$20.17	*(33.1%)*	*(12.3%)*	*(9.5%)*
Premium / (Discount) to GSA NAV	$16.67	*(19.1%)*	*6.1%*	*9.5%*
Implied Multiples [2]				
2016E Core EBITDA	$189	*13.4x*	*14.7x*	*14.9x*
2017E Core EBITDA	$212	*11.9x*	*13.1x*	*13.3x*
2016E Core FFO per Share	$1.98	*6.8x*	*9.0x*	*9.2x*
2017E Core FFO per Share	$2.45	*5.5x*	*7.2x*	*7.4x*
Implied Cap Rate	$215	*8.4%*	*7.7%*	*7.6%*

Source: RHO Projections, FactSet, SNL Financial, Green Street Advisors.
Note: RHO Projections based on financial projections as received from RHO management in February 2016.
Note: Figures in millions, except per share amounts.
(1) Excludes mortgage on Vista Ridge Mall, a special consideration asset that is expected by RHO management to be returned to lender.
(2) Based on RHO Projections for Core EBITDA (Core NOI less cash G&A) and Core FFO per share.
(3) Based on closing price.

3

Public MarketOverview

Market Update Since 1/15/16 45 PEI $18.61 CBL $10.60 40 35 (4.3%) (2.4%) 30 25 Other retail selected RMZ $1,048.1 WPG $7.82 companies (2) 20 15 10 (17.1%) 1.7% 0.5% 1/1/2015 2/22/2015 4/15/2015 6/6/2015 7/28/2015 9/18/2015 11/9/2015 12/31/2015 2/22/2016 110% Shanghai Stock FTSE 100 S&P 500 105% Exchange (3) ¥2,927.2 100% $1,945.5 £6,037.7 95% 90% 85% +3.5% +4.6% 0.9% 80% 75% REIT Funds WTI Crude 10-Year Treasury 70% Flow (4) $33.39 1.75% 65% 60% 1/3/2016 1/15/2016 1/28/2016 2/9/2016 2/22/2016 Source: FactSet, Lipper, and Bloomberg as of February 22, 2016. 13.5% (29bps) ($726mm) (1) (2) (3) (4) Retail peer selected companies include PEI, CBL, and WPG. Other retail selected companies include SPG, GGP, MAC, TCO, and SKT. Shown for informational purposes. SSE Composite Index. Fund flows excluding ETFs. 4 WTI Crude - YTD WTI Crude (12.0%) BOREAS Initial Proposal: 1/19/2016 RHO $17.69 +31.1% VIX – Since 2015 BOREAS Initial Proposal: 1/19/2016 Market continues to reflect significant volatility. However, RHO’s stock price is up 31.1% since public announcement of initi al BOREAS proposal while retail peer selected companies (1) are down (7.6%) and RMZ is up 0.5%

RHO Historical Stock Price Performance Stock Price Volume (‘000s) 7000 $19.00 1,400 $28.00 6000 $24.00 5000 1/19 2/22 $20.00 4000 3000 $16.00 2000 $12.00 1000 $8.00 0 Jan-2012 Jun-2012 Nov-2012 Apr-2013 Sep-2013 Feb-2014 Jul-2014 Nov-2014 Apr-2015 Sep-2015 Feb-2016 Source: FactSet as of February 22, 2016. 5 $18.001,200 1,000 $17.00 800 $16.00 600 $15.00 400 $14.00200 $13.000 1/7/2014: $157mm follow-on equity offering $11.30 (Jan. 12) 1/12/2012: First day of trading after spin-off from GGP 11/12/2015: Acquisition of The Shoppes at Carlsbad $17.98 (Jan. 19)Transaction Consideration: $18.25 $17.69 (Feb. 22) $13 .4 9 ( Ja n. 15 )

Financial Analyses

Summary Overview of RHO Projections RHO Projections for Fiscal Year Ending December 31, RHO Projections include partial sale of two assets and no future acquisitions  $ in millions, except per share 2014A 2015E 2016E 2017E 2018E 2019E 2020E Sta bi l i zed NOI 138 142 150 167 180 187 193 – 49% interests in Chula Vista and Gateway sold for $65mm of net cash proceeds to pay down debt Growth Rate 3.3% 5.6% 11.4% 7.8% 3.5% 3.4% Non-Sta bi l i zed NOI (2) 36 47 64 72 88 93 97 Growth Rate 32.1% 35.4% 12.7% 22.7% 5.0% 4.8% Total strategic and cosmetic CapEx spend of $201mm (1)  NOI from Di s pos i ti ons 16 8 1 - - - - Growth Rate 4.1% 9.1% 11.2% 12.3% 4.0% 3.9% – 13 properties Genera l & Admi ni s tra ti ve Expens e (26) (26) (26) (27) (28) (29) (29) – All projects completed by 2017 except Carlsbad (2018) Growth Rate 5.0% 10.1% 12.4% 13.6% 4.1% 4.0% Turtle Creek Crossing strip asset sold in Q4 2016 for $9.0mm  Growth Rate 10.0% 10.1% 24.8% 16.9% 4.8% 5.1% Vista Ridge returned to lender  Five loans, representing $481mm current balance refinanced over 2016 - 2020 at rates between 4.5% - 5.5%  Note: RHO Projections based on financial projections as received from RHO management in February 2016. (1)Inclusive of Original Portfolio and Acquisition Assets, excludes internal fees, and deducts present value of estimated municipal incent ives estimated at $21M. (2)Includes historical acquisitions, partial sales, and recent development projects including: Chula Vista, Mt. Shasta Mall, Fig Garden Village, Bel Air Mall, Newpark Mall, Gateway Mall, Grand Traverse Mall, Spring Hill Mall, and The Shoppes at Carlsbad. 6 Additional Information: Lea s i ng, TIs , a nd Ma i ntena nce Ca pEx$43$50$61$58$35$26$26 Stra tegi c Ca pEx81961007451--Net Debt / Core EBITDA9.6x9.7x8.2x7.6x6.6x6.0x5.5x (Net Debt + Preferred) / Core EBITDA9.6x10.5x9.0x8.2x7.2x6.6x6.1x Net Debt + Preferred$1,572$1,807$1,695$1,744$1,726$1,653$1,582 Core FFO per Share$1.64$1.79$1.98$2.45$2.85$2.96$3.09 Core FFO$95$104$114$143$167$175$184 Core EBITDA$163$171$189$212$241$251$261 NOI$190$197$215$239$269$280$290 2016 - 2020 CAGR 6.5% 11.0% 7.8% 8.4% 12.6% 11.8%

Financial Analyses Summary RHO Unaffected Stock Price on 01/15/16: $13.49 Transaction Consideration: $18.25 $26.50 $22.53 $22.00 $21.75 $20.75 $19.95 $17.75 $16.75 $16.48 $15.25 $14.75 $13.12 $12.75 Source: RHO Projections, FactSet, SNL Financial. Note: Ranges rounded to nearest $0.25. (1) (2) (3) (4) Includes three variations of NAV estimates: 3Q NTM, 2015E, and 2016E. Reflects cap rate implied from WPG/GRT merger. Given lack of recent M&A activity in mall sector and limited comparability, th e selected precedent transaction is not relevant and is shown for informational purposes only. Based on closing prices. Based on RHO Projections. 7 2017E FFO Low High Multiples 6.0 x - 8.5 x 2017E FFO (4) $2.45 - $2.45 Implied Reference Range $14.75 - $20.75 2016E FFO Low High Multiples 6.5 x - 9.0 x 2016E FFO (4) $1.98 - $1.98 Implied Reference Range $12.75 - $17.75 DCF Low High Discount Rate 8.25% - 8.75% Perpetuity Growth 1.50% - 2.00% Implied Reference Range $15.25 - $22.00 NAV Low High Underwritten NOI (2016E) (4) $215mm Market Cap Rate 7.1% - 7.8% Implied Reference Range $16.75 - $21.75 Selected Precedent Transactions Low High Underwritten NOI (2016E) (4) $215mm Cap Rate 6.5% Implied Price Range $26.50 Wall Street Research Analysts' NAV Estimates Low High $16.48 - $22.53 LTM Stock Price Performance (3) Low High $13.12 - $19.95 Reached on: 1/14/16 - 3/24/15 Informational Reference Points Selected Public Companies Discounted Cash Flow Net Asset Value Selected Precedent Transactions (2) Wall Street Research (1) 52-Week Price Range

Summary of Wall Street Research Estimates on RHO

Bank of America Merrill Lynch

Wall Street Research Summary								
	Report	FFO per Share		EBITDA		NAV	
Firm	Date	2016E	2017E	2016E	2017E	Estimate	Estimate Period
Boenning & Scattergood	1/26/2016	$1.93	$2.37	--	--	$19.28	Q3 2015 NTM
KeyBanc Capital Markets	2/5/2016	2.01	2.21	--	--	19.39	Q3 2015 NTM
Canaccord Genuity	1/19/2016	2.14	2.31	$187	$199	19.72	2015E
RBC Capital Markets	1/19/2016	1.99	2.16	184	215	22.53	2016E
Stifel Nicolaus	1/19/2016	1.98	2.14	179	189	20.00	2015E
Bank of America Merrill Lynch	1/12/2016	1.77	1.90	94	102	16.48	Q3 2015 NTM
Barclays Capital	11/13/2015	1.92	2.06	209	221	20.14	Q3 2015 NTM
Average		**$1.96**	**$2.16**	**$170**	**$185**	**$19.65**	
SNL Consensus		**$2.00**	**$2.21**	**$183**	**$201**	**$20.17**	
Green Street Advisors	**1/19/2016**	**$1.83**	**$1.89**	**--**	**--**	**$16.67**	
RHO Projections		**$1.98**	**$2.45**	**$189**	**$212**		

Sources: SNL Financial, Green Street Advisors and Wall Street Research.
Note: SNL Consensus and Green Street Advisors as of February 2016.

8

Net Asset Value Analysis Low (1) High (2) Midpoint Nominal Cap Rate (4) 7.8% 7.5% 7.1% Ca s h a nd Ca s h Equi va l ents Res tri cted Ca s h Rent a nd Other Recei va bl es 8 32 28 8 32 28 1 5 8 32 28 1 5 Ca pi ta l i zed Ma na gement Fee Income (5) 1 Other As s ets 5 Revol vi ng Credi t Fa ci l i ty Term Loa ns Mortga ge Debt (6) 5% Preferred OP uni ts Es ti ma ted Adj us tments For Ma rki ng Debt To Ma rket (7) Other Li a bi l i ti es 59 285 1,264 140 43 56 59 285 1,264 140 43 56 59 285 1,264 140 43 56 x Ful l y Di l uted Sha res a nd OP Uni ts Outs ta ndi ng 58.1 58.1 58.1 Source: RHO Projections. Note: Figures in millions, except per share and per unit amounts. Estimated NAV per share rounded to nearest $0.25. Non -real estate assets and liabilities are recorded at book value as of December 31, 2015. (1) (2) (3) (4) (5) (6) (7) Assumes 5% discount to midpoint calculation. Assumes 5% premium to midpoint calculation. Property level NOI and cash flows per RHO Projections were used to determine Total Implied Real Estate Value. Calculated as RHO Projections for 2016E Total Core NOI of $215mm divided by Total Implied Real Estate Value. Assumes capitalized Barnes Crossing management fee at 5.0x. Adjusted to reflect removal of Vista Ridge Mall, a special consideration asset that is expected by RHO management to be retur ned to lender. Calculated as the present value of scheduled payments compared to current principal on debt as of February 2016. Estimated ba sed on treasury yield curve plus credit risk spread based on debt yield, loan -to-value ratio and term. 9 Implied Net Asset Value ("NAV") / Share $16.75 $19.25 $21.75 Implied Net Asset Value ("NAV") 970 1,115 1,259 Implied Gross Asset Value ("GAV") 2,817 2,962 3,106 Total Implied Real Estate Value (3) $2,744 $2,888 $3,032

Discounted Cash Flow Analysis A Assumes $71 million of debt treated as cash proceeds along with estimated cash proceeds of $65 million to account for full transaction value of joint venture structuring. Source: RHO Projections. Note: Figures in millions, except per share amounts. Present value date of January 1, 2016 based on mid -year discounting convention. Implied equity value per diluted share rounded to nearest $0.25. Stock-based compensation treated as cash expense. (1) (2) (3) 10 Based on 2020E RHO Projections normalized to reflect ending of TIF sales tax revenue and other costs. Normalized year value assumes each property undergoes $1.8 million refresh every 15 years. Based on 2021 RHO Projections of $271 million for CORE EBITDA (Core NOI less cash G&A) as provided by RHO management. Terminal Value as % of Total Value Perpetuity Growth Discount Rate 1.50%1.75%2.00% 8.25% 8.50% 8.75% 77.4%78.1%78.8% 76.7%77.4%78.1% 75.9%76.6%77.3% Implied Core EBITDA Multiple (3) Perpetuity Growth Discount Rate 1.50%1.75%2.00% 8.25% 8.50% 8.75% 12.0x12.5x13.1x 11.6x12.1x12.6x 11.2x11.6x12.1x Unlevered Free Cash Flows Year Tota l NOI - G&A - Ca pi ta l i zed G&A + Net Ca pi ta l i zed RE Ta xes a nd Ins ura nce a nd TIF Ta x Revenue - Increa s e i n Net Worki ng Ca pi ta l - Ca pi ta l Expendi tures (2) - Other Cos ts - Ca pi ta l i zed IT + Proceeds from Di s pos i ti onsA + JV Ma na gement Fees For Fi s ca l Yea r Endi ng December 31, 2016E2017E2018E2019E2020ENorma l i zed (1) $215$239 $269 $280 $290 $290 (26) (27) (28) (29) (29) ($29) (18) (16) (14) (14) (14) ($14) (1) 1 2 3 3 -------------- (161)(132) (86)(26) (26) (30) (1)(1)(1)(1)(1)--(1)(1)(1)(0)(0)(0) ------------11111 Unlevered Free Cash Flows$155$65$143$214$224$217 Discount Rate D Discounted+PV of Terminal Value=Total Implied-Cash FlowsBased on Perpetuity GrowthEnterprise Value 1.50%1.75%2.00%1.50%1.75%2.00% $641$2,198$2,288$2,385$2,839$2,929$3,027 6372,0952,1782,2672,7322,8152,905 6341,9992,0762,1582,6332,7102,792 Net Debt + Pref 8.25% 8.50% 8.75% Discount Rate ($1,740) (1,740) (1,740) -Minority=Total Implied/FD Shares= InterestEquity ValueOutstanding 1.50%1.75%2.00% ($14) $1,085 $1,175 $1,272 58.1 (14) 978 1,061 1,150 58.1 (14) 879 955 1,037 58.1 Implied Equity Value per Diluted Share 8.25% 8.50% 8.75% 1.50%1.75%2.00% $18.75$20.25 $22.00 16.75 18.25 19.75 15.25 16.5017.75 G F E C B A 146

Selected Public Companies Analysis Green Street Advisors Estimate Shown for Informational Purposes Source: Public filings, SNL Financial, FactSet, Wall Street Research, Green Street Advisors, and RHO Projections. Note: Metrics other than FFO shown for informational purposes. (1) For market capitalization purposes, fully diluted shares include shares, units, options using treasury method and convertibl e securities. TEV defined as Market Value + Debt + Preferred Stock + Minority Interest - Cash and Equivalents. Proportionate share of JV debt and debt related to subsequent events included as appropriate and available. Based on SNL consensus estimates as of February 22, 2016. Based on Green Street Advisors as of February 22, 2016. Figures for other retail selected companies reflect most recent public filings. RHO figures reflect estimated preliminary Q4 2015 values per RHO Projections. Based on Green Street Advisors “Taking the Under: Changes to mall Forecasts” dated January 26, 2016, except for RHO which is based on RHO Projections. RHO metrics calculated based on RHO Projections. Based on SNL consensus estimates. Other retail selected companies include SPG, GGP, MAC, TCO, and SKT. Shown for informational purposes. (2) (3) (4) (5) (6) (7) (8) (9) 11 Other Retail Selected Companies Mean (9) 86% 3.3% $23,248 $35,263 36% 7.2x 20.1x 19.0x 17.3x 15.9x 84% 77% $608 4.5% 4.3% Other Retail Selected Companies Median (9) 85% 3.4% $13,166 $20,343 35% 7.6x 20.6x 19.6x 17.5x 16.2x 86% 81% $620 4.4% 4.2% RHO at 02/22/2016 (Management)(7) 17.69 88% 4.1% 1,026 2,780 63% 9.3x 14.7x 13.1x 9.0x 7.2x 88% 106% $350 6.4% 11.7% RHO at BOREAS Proposal (Management) (7) 18.25 91% 3.9% 1,060 2,814 62% 9.3x 14.9x 13.3x 9.2x 7.4x 90% 110% $350 6.4% 11.7% RHO Unaffected at 1/15/2016 (Management) (7) 13.49 67% 5.3% 778 2,533 69% 9.3x 13.4x 11.9x 6.8x 5.5x 67% 81% $350 6.4% 11.7% RHO Unaffected at 1/15/2016 (SNL Consensus) (8) 13.49 67% 5.3% 778 2,533 69% 9.3x 13.8x 12.6x 6.7x 6.1x 67% 81% $350 ---- 2.0% (0.2%) Retail Peer Selected Companies Mean 58% 9.1% $1,761 $5,936 67% 7.3x 11.8x 11.3x 6.3x 6.0x 58% 47% $386 2.0% (0.0%) Retail Peer Selected Companies Median 52% 10.0% $1,722 $6,020 68% 6.9x 10.9x 10.6x 4.5x 4.4x 57% 44% $374 2.3% 0.3% TRADING CAPITALIZATION FINANCIAL OPERATING Closing Stock % of Price as of: 52-Week Dividend Company 2/22/16 High Yield CBL $10.60 52% 10.0% Equity Total Net Debt (2) Net Debt (2) Market Enterprise + Pref. / / LTM Cap. (1) Value (1)(2) TEV EBITDA $2,117 $8,127 74% 6.9x Price /Price / TEV / EBITDA (3) FFO Multiple (3) Consensus Green Street 2016E 2017E 2016E 2017E NAV (3) NAV (4) 10.7x 10.5x 4.5x 4.4x 57% 41% 2016E 2017E Sales PSF SSNOI SSNOI MRQ (5) Growth (6) Growth (6) $374 2.3% 0.3% WPG 7.82 44% 12.8% 1,722 6,020 68% 6.9x 10.9x 10.6x 4.4x 4.3x 48% 44% $361 1.1% (1.2%) PEI 18.61 77% 4.5% 1,443 3,662 61% 8.0x 13.6x 12.7x 9.9x 9.2x 70% 56% $424 2.7% 0.9%

Appendix

Weighted Average Cost of Capital Bloomberg Beta of Retail Peer Selected Public Companies Calculating WACC B e ta R S q u a re d o f Eq u ity N e t N e t D e b t/ L e ve re d (1) U n le ve re d (2) L e v. B e ta Mkt. C a p D e b t N e t C a p C o st o f Eq u ity Risk-Free Rate (3) RHO Unlevered Beta RHO Levered Beta Size Premium (4) Historic al Risk Premium (5) Cost of Equity C o mp a n y 2.18% 0.48 1.24 1.71% 4.99% 2.18% 0.48 1.24 1.71% 7.00% CBL & Assoc iates Properties WP Glimc her Pennsylvania REIT 1.74 0.62 1.70 0.49 0.19 0.71 0.51 0.11 0.52 2,117 1,722 1,443 5,370 3,886 2,018 71.7% 69.3% 58.3% 10.06% 12.55% C o st o f D e b t Pre-tax Cost of Debt (6) Tax Rate After-Tax Cost of Debt 7.25% 0.0% 7.25% 0.0% 7.25% 7.25% Current Net Debt/Total Net Cap. 60.9% 60.9% WACC Sensitivity N e t D e b t / N e t D e b t/ N e t D e b t/ Est. C o st EB IT D A Eq . V a l. N e t C a p . o f D e b t 0 . 4 2 0 . 4 5 0 . 5 1 0 . 5 4 0 . 4 2 0 . 4 5 0 . 5 1 0 . 5 4 Source: Ibbotson SBBI 2015 Valuation Yearbook, Bloomberg. Note: Dollars in millions. (1) (2) (3) (4) (5) (6) (7) For each retail peer selected company, represents historical beta sourced from Bloomberg. Unlevered Beta = Levered Beta/(1 + ((1 - Tax Rate) * Net Debt/Equity)). Twenty-Year U.S. Government Bond Yield as of February 22, 2016. Represents capitalization risk premium. Data Source: Ibbotson SBBI 2015 Valuation Yearbook. Represents mean equity risk premium per Ibbotson SBBI 2015 Valuation Yearbook. Based on market estimates. WACC equals ((Net Debt/Capitalization * (Cost of Debt * (1 - Tax Rate))) + (Equity/Capitalization * Levered Cost of Equity)). 12 7.0x 101.4% 50.3% 5.75% 6 . 9 4% 7 . 0 9% 7 . 3 9% 7 . 5 4% 7 . 7 9% 8 . 0 0% 8 . 4 2% 8 . 6 3% 7.5x 117.1% 53.9% 6.25% 7 . 2 7% 7 . 4 2% 7 . 7 2% 7 . 8 7% 8 . 13% 8 . 3 4% 8 . 7 6% 8 . 9 7% 8.0x 135.5% 57.5% 6.75% 7 . 6 5% 7 . 8 0% 8 . 10% 8 . 2 5% 8 . 5 0% 8 . 7 1% 9 . 13% 9 . 3 4% 8.5x 156.0% 60.9% 7.25% 8 . 0 5% 8 . 2 0% 8 . 5 0% 8 . 6 5% 8 . 9 0% 9 . 11% 9 . 5 3% 9 . 7 4% 9.0x 183.5% 64.7% 7.75% 8 . 5 0% 8 . 6 5% 8 . 9 5% 9 . 10% 9 . 3 5% 9 . 5 6% 9 . 9 8% 10 . 19 % G e o me tric Me a n ER P A rith me tic Me a n ER P WA C C a t V a rio u s U n le ve re d B e ta a n d C a p ita l S tru c tu re s (7) WA C C8 . 3 5%9 . 3 2 % RHO1. 2 40 . 4 80 . 2 4$ 1, 0 2 6$ 1, 6 0 06 0 . 9 % A ve ra g e1. 3 60 . 4 60 . 3 8$ 1, 7 6 1$ 3 , 7 5 86 6 . 4 % G e o me tric A rith me tic ER P A ve ra g e

Historical Forward 2014 – 2016YTD FFO Multiples 25.0x 20.0x 15.0x 10.0x 5.0x 1/2/2014 3/21/20146/7/2014 8/24/2014 11/10/2014 1/27/20154/15/2015 7/2/2015 9/18/2015 12/5/2015 2/22/2016 Source: SNL Financial as of February 22, 2016. Note: RHO shown from March 6, 2014 since there were no Wall Street FFO consensus estimates for RHO prior to that date. (1) (2) Averages through January 15, 2016. Based on SNL consensus estimates. Retail peer selected companies include PEI, CBL, and WPG. Other retail selected companies include SPG, GGP, MAC, TCO, and SKT. Shown for informational purposes. (3) 13 (4) Other retail selected companies (4) 17.3x Implied multiple at BOREAS proposed transaction consideration 9.1x RHO 8.8x Retail peer selected companies (3) 6.3x Historical Average NTM FFO Multiples (1) 10-Year 5-Year Average 2-Year 1-Year 6-Month 3-Month On Average Average Since Spin-off Average Average Average Average 1/15/2016 Current (02/22/2016) RHO (2) 10.0x 10.0x 9.4x 8.5x 8.1x 6.7x 8.8x Delta to retail peer selected companies 0.7x 0.8x 0.6x 0.5x 0.5x 0.0x 2.5x Retail peer selected companies (3) 8.2x 9.0x 9.3x 9.2x 8.8x 7.9x 7.7x 6.7x 6.3x PEI 8.3x 9.4x 9.9x 10.6x 11.5x 11.0x 11.1x 10.1x 9.9x CBL 8.1x 8.6x 8.7x 7.8x 7.3x 6.2x 5.7x 4.7x 4.5x WPG 7.6x 6.6x 6.1x 5.4x 4.4x Other retail selected companies (4) 15.3x 18.0x 18.7x 18.8x 19.1x 18.2x 18.4x 17.7x 17.3x Since RHO’s spin-off, the Company has on average traded at a 0.7x premium to retail peer selected companies. In last six months, until BOREAS’ initial 1/19/16 acquisition proposal announcement, this premium had been declining